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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                     XXXXX
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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
                                     [LOGO]

                     [CITIZENS BANCSHARES, INC. LETTERHEAD]







                                            February 14, 1997

Dear Shareholders:

      The Annual Meeting of Shareholders of Citizens Bancshares, Inc., will be held in the Raymond J. Lowry Auditorium of the Fred H. Johnson Building, 10 East Main Street, Salineville, Ohio, on Thursday, March 27, 1997, at 7:00 p.m. I hope you will be able to attend the Meeting.

      The only item proposed for action by the shareholders at the Meeting is the election of directors. In addition, the officers will give current reports on the status of Bancshares and its subsidiaries, The Citizens Banking Company and First National Bank of Chester.

      The nominees for election as directors are more fully described in the enclosed Proxy Statement, which we encourage you to read. It is important to all interests that you participate in the affairs of Bancshares regardless of the number of shares you own. Accordingly, we urge you to fill out, sign, and return the enclosed proxy promptly, even if you plan to attend the Meeting. You have the option to revoke it at any time prior to the Meeting or to vote your shares personally on request if you attend the Meeting.

      Enclosed is our Annual Report for 1996. We are very proud of the results achieved last year and we encourage you to review the details of this Report in advance of the Meeting.

                                           Sincerely,

                                           /s/ Marty E. Adams

                                           Marty E. Adams
                                           President and
                                           Chief Executive Officer

                            CITIZENS BANCSHARES, INC.
                               10 EAST MAIN STREET
                             SALINEVILLE, OHIO 43945


                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS




TO THE SHAREHOLDERS OF CITIZENS BANCSHARES, INC.

     Notice is hereby given that the 1997 Annual Meeting of Shareholders of Citizens Bancshares, Inc., will be held in the the Raymond J. Lowry Auditorium of the Fred H. Johnson Building, 10 East Main Street, Salineville, Ohio, on Thursday, March 27, 1997, at 7:p.m. (Eastern Standard Time), for the following purposes:

        1.   To elect three (3) directors for three-year terms expiring in 2000.

        2. To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 1, 1997, are entitled to notice of and to vote at said Meeting and at any and all adjournments thereof.


                            By Order of the Board of Directors,

                            Marty E. Adams, President & Chief Executive Officer Fred H. Johnson III, Secretary



February 14, 1997


              Shareholders are requested by the Board of Directors
                to fill out and sign the enclosed form of proxy
                 and to return it in the accompanying envelope.
                     A statement relating to this proxy is
                       set forth on the following pages.

                                 PROXY STATEMENT

                              ELECTION OF DIRECTORS

      The Board of Directors of Citizens Bancshares, Inc. ("Bancshares"), presently consists of nine members, divided into three classes. The directors in each class are elected for terms of three years so that at each Annual Meeting the term of office of one class of directors expires. The terms of office of Messrs. Fred H. Johnson, Gerard P. Mastroianni, and James C. McBane will expire on the day of the 1997 Annual Meeting, upon election of their successors.

      Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. Johnson, Mastroianni, and McBane to serve for three-year terms and until their successors are elected; provided, however, that if the election of directors is by cumulative voting (see page 16 of this Proxy Statement), the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment. All of the nominees are directors whose present terms of office will expire at the Annual Meeting.

      If any nominee is not available at the time of the election, proxies may be voted for a substitute. However, Bancshares has no reason to believe that any of the nominees will not be available.

      Mr. Raymond J. Lowry, Chairman of the Boards of Directors of Bancshares and The Citizens Banking Company ("Citizens"), Director from 1985, and Director of Bancshares' other banking subsidiary, First National Bank of Chester ("FNB"), from 1990, died on May 21, 1996. Mr. Mastroianni, a Citizens Director since 1993, was appointed to fill the unexpired term of Mr. Lowry. Mr. Thomas W. Liggett, a Citizens Director from 1994, died on May 22, 1996. Mr. Lee Smith was appointed to fill a vacancy on the Citizens Board of Directors. Mr. McBane was named Chairman of the Boards of Directors of Bancshares and Citizens on September 17, 1996.

      The following information, furnished to Bancshares by each director, sets forth the name, age, principal occupation or employment of each director, and the period during which he has served as a director of Bancshares and, prior to its formation, as a director of Citizens. All of the directors of Bancshares are also directors of Citizens, with the exception of Mr. Glenn Thorne. As noted below, Messrs. Jonathan Levy and Lee Smith serve as directors of Citizens only. In addition, some of the Bancshares directors, namely, Messrs. Marty Adams and James McBane, are directors of FNB. Except where otherwise noted, each person has held his principal position for at least five years.

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                          (For terms expiring in 2000)

FRED H. JOHNSON (80). Director since 1965, Chairman of the Board from 1984 to
     1995. Mr. Johnson is the retired former owner of Summitville Tile. Mr. Johnson is the past President of Summitcrest, Inc., which operates angus cattle farms in several states and is headquartered in Summitville, Ohio.

GERARD P. MASTROIANNI (41). Director since May 23, 1996. Mr. Mastroianni was appointed by the Board of Directors to fill the vacancy created by the death of Mr. Raymond J. Lowry. Mr. Mastroianni has been a Citizens Director since 1993. Mr. Mastroianni is President of Buckeye Village Market, Inc. (a grocery store chain), Alliance, Ohio, and President of Alliance Ventures (a real estate holding company), Alliance, Ohio.

JAMES C. MCBANE (57). Chairman of the Boards of Bancshares and Citizens since
     September 17, 1996, Director since 1964. Director of FNB since 1990. Principal and executive of McBane Insurance Agency, Inc., of Bergholz, Ohio.

                  DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE
                            AFTER THE ANNUAL MEETING

MARTY E. ADAMS (44). Vice Chairman of the Board, President, and Chief Executive
     Officer of Bancshares and Citizens, Director since 1984. Director and Chairman of the Board of FNB since 1990. Mr. Adams has been employed by Citizens for 20 years in positions of increasing responsibility and as President and Chief Executive Officer since 1987. (Term expires in 1998).

KEITH D. BURGETT (54). Director since 1988. Dr. Burgett is a veterinarian and the owner of Carrollton Animal Hospi- tal, Carrollton, Ohio. He is the owner of Burgett Angus Farm, Carrollton, Ohio. Dr. Burgett is a member of the Ohio State Veterinary Medical Board. (Term expires in 1998).

WILLARD L. DAVIS (67). Director since 1991. Mr. Davis is the President of Steel
     Valley Leasing, Inc. (an auto leasing company) in Steubenville, Ohio, Vice President of State Park Motors, Inc. (an auto dealership) in Richmond, Ohio, and co-owner of Cardinal Motors, Inc. (an auto dealership) in Cadiz, Ohio. (Term expires in 1998).

FRED H. JOHNSON III (35). Corporate Secretary, Director since 1988. Mr. Johnson is a director and President of Summitcrest, Inc. Mr. Johnson is the son of Fred H. Johnson. (Term expires in 1999).

KENNETH E. MCCONNELL (60). Director since 1973. Mr. McConnell owns and operates
     McConnell's Farms and is a partner in McConnell's Farm Market (a meat market), Richmond, Ohio. (Term expires in 1998).

GLENN F. THORNE (68). Director since 1994. Mr. Thorne was formerly a director of
     The Firestone Bank from 1985 until its affiliation with Bancshares in February, 1994. Mr. Thorne is President and Chief Executive Officer of Thorne Management, Inc., which owns and operates supermarkets in Ohio and Pennsylvania and a leasing company in Ohio; Manager of Bias Realty, Ltd., which owns and operates a supermarket and commercial rental properties in Ohio; and General Partner of CPW Properties, Ltd., which owns and operates commercial and residential properties in Ohio. Mr. Thorne is also a Trustee of Mount Vernon Nazarene College. (Term expires in 1999).

                              DIRECTORS OF CITIZENS

     In addition to the individuals listed above (with the exception of Mr. Thorne), Messrs. Jonathan Levy and Lee Smith serve as directors of Citizens. Information with respect to Messrs. Levy and Smith is set forth below.

JONATHAN A. LEVY (36). Director since April 16, 1996. Mr. Levy was formerly a director of Western Reserve Bank of Ohio until its affiliation with Citizens in 1995. Mr. Levy is a partner of Redstone Investments (a real estate devel- opment, construction, and management company), and President of Redstone Construction, Inc.

LEE A. SMITH (44). Director since May 23, 1996. Mr. Smith was appointed by the Board of Directors of Citizens to fill the vacancy created by the death of Mr. Thomas W. Liggett. Mr. Smith is President and owner of Pleasant View Nursing Home. Mr. Smith practiced law in Lisbon, Ohio, from 1978 until 1996.

              CERTAIN MATTERS PERTAINING TO THE BOARDS OF DIRECTORS

      The Board of Directors of Bancshares held 4 regularly scheduled quarterly meetings and 8 special meetings in 1996. The Board of Directors of Citizens held 12 regularly scheduled monthly meetings and 1 special meeting in 1996. The Board of Directors of FNB held 12 regularly scheduled monthly meetings in 1996. Committees of the various Boards met from time to time upon call of the President. Each director attended 75% or more of the aggregate of all meetings of the Boards and the Board committees on which he served during the year.

      In 1996, each director who served on both the Bancshares and Citizens Boards of Directors was paid an annual retainer of $14,800. The directors of Bancshares only were entitled to receive an annual retainer of $9,800 and directors of Citizens only were entitled to receive an annual retainer of $9,800 in 1996. Directors were also paid an attendance fee of $450 for meetings of the Boards and $150 for meetings of their respective committees. For his service as Chairman of the Board of Bancshares prior to May 21, 1996, Mr. Lowry was paid $5,000, and for his service as Chairman of the Board of Bancshares subsequent to September 17, 1996, Mr. McBane was paid $5,000. Furthermore, for his service as Chairman of the Board of Citizens until May 21, 1996, Mr. Lowry was paid $13,750, and for his service as Chairman of the Board of Citizens subsequent to September 17, 1996, Mr. McBane was paid $10,000.

      The Citizens Audit Committee, whose primary function is to represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial control practices of Citizens, was comprised of Messrs. Burgett, Johnson III, Lowry, and McConnell until May 21, 1996. Citizens Board of Directors appointed the following committee members on June 18, 1996: Messrs. Burgett, Johnson III, McConnell, and Smith.
This committee held three meetings in 1996.

      The FNB Examining Committee, whose primary function is to represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial control practices of FNB, was comprised of Messrs. Lowry, McBane, Edwin S. Morse, and John D. Fitzjohn until May 21, 1996. After May 21, 1996, the committee was comprised of Messrs. McBane, Morse, and Fitzjohn. One meeting was held by this committee in 1996.

      The Bancshares Personnel and Compensation Committee, whose primary function is to administer the Citizens Bancshares, Inc., Non-Statutory Stock Option and Stock Appreciation Rights Plan (the "Stock Option Plan") and to review compensation of all officers and employees of Bancshares, was comprised of Messrs. Davis, Johnson III, Lowry, McConnell, and Thorne until May 21, 1996. The Bancshares Board of Directors appointed the following committee members on June 18, 1996: Messrs. Davis, Johnson III, Mastroianni, McConnell, and Thorne. This committee held two meetings in 1996.

      The Citizens Personnel and Compensation Committee, whose primary function is to review compensation of all officers and employees of Citizens, was comprised of Messrs. Davis, Lowry, Mastroianni, and McConnell until May 21, 1996. The Citizens Board of Directors appointed the following committee members on June 18, 1996: Messrs. Davis, Johnson III, Mastroianni, and McConnell. This committee held two meetings in 1996.

                BANCSHARES PERSONNEL AND COMPENSATION COMMITTEE
                AND CITIZENS PERSONNEL AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

      Messrs. Davis, Johnson III, Mastroianni, McConnell, and Thorne, being all of the members of the Bancshares Personnel and Compensation Committee and Messrs. Davis, Johnson III, Mastroianni, and McConnell, being all of the members of the Citizens Personnel and Compensation Committee, hereby make the following report with respect to executive officer compensation policies of Bancshares and its subsidiaries, respectively:

(1) The compensation of executive officers of Bancshares (and its subsidiaries), including the executive officers named in the Summary Compensation Table on page 7 hereof, is based, subject to the provisions of applicable employment agreements, upon a number of factors relating to achievement of individual goals and objectives; corporate performance (including, but not limited to, return on shareholders' equity); stock price performance; a review of compensation data of other entities within Bancshares' peer group with similar financial results; and prevailing economic conditions.

(2) The compensation of Mr. Adams is based upon the same factors as are outlined immediately above, subject to the provisions of his employment agreement.

(3) All 1996 compensation decisions with respect to all of the executive officers named in the Summary Compensa- tion Table on page 7 hereof were made during November of 1995.


By:  Willard L. Davis
     Fred H. Johnson III
     Gerard P. Mastroianni
     Kenneth E. McConnell
     Glenn F. Thorne

                        SECURITY OWNERSHIP OF DIRECTORS,
                EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

      Based on information supplied as of February 1, 1997, no person owns more than 5% of the outstanding common shares of Bancshares. As of February 1, 1997, there were 5,897,540 common shares of Bancshares issued and outstanding, plus 2,250 treasury shares.

      The following table sets forth as of February 1, 1997, the number of common shares owned by each director of Bancshares and Citizens, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group, based solely on information furnished to Bancshares by such persons:

                              Amount and
                          Nature of Beneficial                 Percent
Name                          Ownership (a)                    of Class
----                          -------------                    --------

Marty E. Adams                  32,764 (b)                        *
Keith D. Burgett                10,150 (c)                        *
Willard L. Davis                54,898 (d)                        *
Fred H. Johnson                 21,450                            *
Fred H. Johnson III             64,186 (e)                       1.09
Jonathan A. Levy**               4,336 (f)                        *
Gerard P. Mastroianni            6,000                            *
James C. McBane                 75,566 (g)                       1.28
Kenneth E. McConnell            43,403 (h)                        *
Lee A. Smith**                   7,500 (i)                        *
Glenn F. Thorne                 69,275 (j)                       1.17
Frank J. Koch                    3,241 (k)                        *
William L. White III             1,920 (l)                        *

All Executive Officers
and Directors as a
Group (17 persons)             418,781 (m)                       7.10

 *    Common shares owned represent less than 1% of the class.
**    Directors of Citizens only.

(a) Unless otherwise indicated, the person has sole voting and investment power as to the common shares held. Does not include common shares owned individually by spouses.

(b) Shared voting and investment power as to 31,787 of the 32,764 common shares. Includes 977 common shares allocated to Mr. Adams in the Citizens Bancshares, Inc., Employee Stock Ownership Plan ("Bancshares ESOP").

(c) Shared voting and investment power. Includes 4,050 common shares held by children, of which Dr. Burgett has power of attorney.

(d) Shared voting and investment power. Includes 2,811 shares held as co-trustee of a trust.

(e) Includes 63,186 common shares held in a trust as to which Mr. Johnson is the sole trustee and beneficiary.

(f)  Includes 100 common shares held by minor child.

(g)  Includes 6,146 common shares held as custodian for minor child.

(h)  Shared voting and investment power as to 4,203 of the 43,403 common shares.

(i)  Shared voting and investment power as to 5,250 of the 7,500 common shares.

(j) Includes 65,980 common shares held by Thorne Management, Inc., of which Mr. Thorne is President and Chief Executive Officer.

(k) Shared voting and investment power as to 2,458 of the 3,241 common shares. Includes 783 common shares allocated to Mr. Koch in the Bancshares ESOP.

(l)  Includes 402 common shares allocated to Mr. White in the Bancshares ESOP.

(m) Includes an aggregate of 3,675 common shares of the Bancshares ESOP allocated to executive officers.


                      IDENTIFICATION OF EXECUTIVE OFFICERS

      In addition to Mr. Adams, President and Chief Executive Officer, with respect to whom information is provided on page 2 of the Proxy Statement, the following persons serve as executive officers of Bancshares and/or one of its banking subsidiaries:

FRANK J. KOCH (43).  Executive Vice President, Citizens, since 1988.

LAWRENCE P. CROW (49). Senior Vice President and Branch Administrator, Citizens, since 1987; previously Vice President, Citizens.

THOMAS G. LEEK (48). Senior Vice President, Bank Operations, Citizens, since
     1989.

WILLIAM L. WHITE III (38). Senior Vice President and Chief Financial Officer,
     Citizens, since 1991.

JAYSON M. ZATTA (36). Senior Vice President and Manager, Commercial Banking
     Department, Citizens, since 1993; previously Vice President and Manager of the Commercial Banking Department from 1989 to 1993.

ROBERT L. GESSFORD (61). President and Chief Executive Officer of FNB, Director of FNB since 1974.

      Other than as set forth in this Proxy Statement, there is no plan or arrangement for the future payment of compensation by Bancshares or any of its subsidiaries to any executive officer of Bancshares, Citizens, or FNB, respectively.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION


      Name and                                                          Other Annual     All Other
      Principal                        Salary           Bonus           Compensation     Compensation
      Position             Year         ($)              ($)                 ($)            ($)

Marty E. Adams,
   President and
   Chief Executive
   Officer of              1996       236,000          120,000           42,690 (a)        30,000  (d)
   Bancshares and          1995       225,000          110,000           44,233 (a)        20,000  (d)
   Citizens                1994       205,000          110,000           48,500 (a)         7,500  (d)

Frank J. Koch,
   Executive Vice          1996       115,500           59,000           18,190 (b)
   President of            1995       110,000           52,500           19,733 (b)
   Citizens                1994       100,000           52,500           17,150 (b)

William L. White III,
   Senior Vice
   President and
   Chief Financial         1996        88,000           25,000           13,572 (c)
   Officer of              1995        85,000           22,500           14,142 (c)
   Citizens                1994        75,000           25,000           11,378 (c)

(a) Includes director retainers of $14,800 for each of 1996, 1995, and 1994, respectively, and fees for meeting attendance of $9,700, $9,700, and $11,200, respectively in 1996, 1995, and 1994. Also includes amounts allocable under the Citizens Bancshares, Inc., Profit Sharing Plan and Trust (the "Profit Sharing Plan") and the Bancshares ESOP (discussed more fully below under "Compensation Pursuant to Plans") as follows: Profit Sharing Plan - $16,290 in 1996, $17,850 in 1995, and $21,400 in 1994;
     Bancshares ESOP - $1,900 in 1996, $1,883 in 1995, and $1,100 in 1994.

(b) Includes amounts allocable under Profit Sharing Plan and Bancshares ESOP (discussed more fully below under "Compensation Pursuant to Plans") as follows: Profit Sharing Plan - $16,290 in 1996, $17,850 in 1995, and $16,050 in 1994; Bancshares ESOP - $1,900 in 1996, $1,883 in 1995, and
     $1,100 in 1994.

(c) Includes amounts allocable under Profit Sharing Plan and Bancshares ESOP (discussed more fully below under "Compensation Pursuant to Plans") as follows: Profit Sharing Plan - $12,272 in 1996, $12,793 in 1995, and $10,700 in 1994; Bancshares ESOP - $1,300 in 1996, $1,349 in 1995, and $678
     in 1994.

(d) Insurance premiums paid by Bancshares on a reverse split dollar policy for the sole benefit of executive having a current cash value of $55,244 and a $525,000 death benefit.


               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

MR. ADAMS
      In 1992, Bancshares and Citizens entered into an employment agreement with Mr. Adams (the "Agreement") for an initial employment period extending until January 1, 1994. The Agreement was amended in 1993 to extend Mr. Adams' employment period through January 1, 1997, and to provide for automatic three-year extensions commencing January 1, 1994. As compensation for his services as President and Chief Executive Officer of both Bancshares and Citizens, Mr. Adams is entitled to: (i) an annual base salary of at least $180,000; (ii) an annual bonus to be determined by Bancshares' Board of Directors; (iii) continued participation in the Profit Sharing Plan and the Bancshares ESOP; and (iv) other benefits, perquisites, and plans in effect as of the date of the Agreement, as disclosed elsewhere in this Proxy Statement. In the event Mr. Adams' employment terminates other than for cause, the principal severance-related benefits payable to Mr. Adams under the Agreement are: (i) in the event of death, two years of base salary plus insurance and health care benefits for his spouse until the date of normal retirement age; (ii) in the event of retirement or disability, such benefits as are payable in accordance with Bancshares' retirement or long-term disability plan then in effect, as the case may be; and (iii) in the event of a voluntary termination for "good reason" (including a change-in-control) or a termination by Bancshares or Citizens without cause, base salary and accrued bonus through the termination date, a lump-sum payment equal to 2.9 times current annual salary and a continued right to participate in all benefit plans for up to two years. If a termination for cause occurs, Bancshares and Citizens agree to continue Mr. Adams' existing health insurance (or provide comparable coverage) for a one-year period.

MR. KOCH
      During 1993, Bancshares and Citizens entered into an employment agreement with Mr. Koch (the "Koch Agreement") which provides for an initial employment period extending until January 1, 1996, subject to annual two-year automatic extensions commencing January 1, 1995. As compensation for his service as the Executive Vice President of Citizens, Mr. Koch is entitled to: (i) an annual salary equal to his salary for the immediately preceding year (plus an increase calculated in a manner which is at least as favorable as pay increases for other Citizens executives); (ii) discretionary annual bonuses; (iii) continued participation in the Profit Sharing Plan and the Bancshares ESOP; and (iv) other benefits, perquisites, and plans in effect as of the date of the Koch Agreement, as disclosed elsewhere in this Proxy Statement. The Koch Agreement provides that, in the event of a change-in-control of Bancshares, Mr. Koch is to continue to be employed by Citizens in an executive position until the earlier of: (i) normal retirement or (ii) 24 months, during which time he shall receive: (a) the salary and bonus thereto described above; (b) certain insurance and health benefits; and (c) continued participation in the Profit Sharing Plan. Following a change-in-control, if Mr. Koch's employment with Citizens is terminated by Bancshares or Citizens for any reason, including death or disability (but excluding misconduct) or by Mr. Koch for cause, Mr. Koch shall receive, for a twenty-four (24) month period from the date of the change-in-control: (i) monthly salary at the level of the highest monthly salary received from Citizens during the twelve months immediately preceding the change-in-control; (ii) the right to health care benefits and continued participation in the Profit Sharing Plan, if possible; and (iii) a bonus based upon a prescribed formula. Notwithstanding the foregoing, if Mr. Koch, at his option, terminates his employment within six months of a change-in-control, he is entitled to receive one year's salary plus a bonus prorated to the date of termination of employment.

                          TRANSACTIONS WITH BANCSHARES

      Directors and executive officers of Bancshares and its subsidiaries and their respective associates, including immediate families, have had transactions with Bancshares and its subsidiaries in the ordinary course of business and additional transactions may be expected to take place in the ordinary course of business in the future. Such transactions have included, and may in the future include, loans to spouses of directors and executive officers in connection with their respective businesses and investments. Loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not include more than the normal risk of collectibility or present other unfavorable features. At no time did the maximum extension of credit to any one such person exceed ten percent (10%) of the equity of either Citizens or FNB.


                         COMPENSATION PURSUANT TO PLANS

      Bancshares and its subsidiaries maintain four plans in which the executive officers named in the Summary Compensation Table on page 7 hereof participated during 1996: the Profit Sharing Plan, the Bancshares ESOP, the Employees Retirement Plan for Citizens Bancshares, Inc. (the "Bancshares Pension Plan"), and the Stock Option Plan. These plans, except for the Stock Option Plan, are covered by the Employee Retirement Income Security Act of 1974, as amended, and are intended to be qualified plans under Section 401(a) of the Internal Revenue Code of 1986, as amended.

      PROFIT SHARING PLAN. Citizens established the Profit Sharing Plan on December 31, 1974, effective as of December 31, 1974, to share a portion of its profits with its employees in order to promote in them a strong interest in the successful operation of the business and increased efficiency in their work, to assure them that they would share in the prosperity of the business, and to provide an opportunity for an accumulation of funds for their retirement and financial emergencies. Any employee of Citizens who works 1,000 hours during the calendar year is eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan covers substantially all employees of Citizens. Total contributions expensed and paid in 1996 were $697,000. Amounts to be contributed to the Profit Sharing Plan are annually determined by the Board of Directors of Citizens. In connection with the Profit Sharing Plan, the "CBC Salineville Profit Sharing Trust" was created in order to enable participating employees of Citizens to share in the profits of the business in accordance with the Profit Sharing Plan. In no event will the principal or income of this trust be paid to or invested in Citizens, or be used for any purpose whatsoever other than for the exclusive benefit of the participating employees or their beneficiaries.

      Profit sharing contributions are made pursuant to a formula based on up to 15% of Citizens' qualifying employees' W-2 wages of up to $150,000 (excluding group term life). Under this formula, the executive officers named in the Summary Compensation Table on page 7 of the Proxy Statement received approximately the following profit sharing contributions in 1996: Marty E. Adams, $16,290; Frank J. Koch, $16,290; and William L. White III, $12,272.

      BANCSHARES ESOP. Pursuant to action taken by its Board of Directors on August 15, 1989, Bancshares established the Bancshares ESOP effective as of January 1, 1989. The purpose of the Bancshares ESOP is to permit employees of Bancshares and its affiliates to acquire stock ownership interest in Bancshares. Employees become eligible to participate in the Bancshares ESOP on December 31 of the year in which they (i) attain age 21 and (ii) are credited with at least 1,000 hours of service. Employer contributions to the Bancshares ESOP are discretionary and are determined by the Bancshares Board of Directors or a committee thereof annually. Employee participants are not permitted to make contributions to the Bancshares ESOP. Allocations of contributions to the Bancshares ESOP are made to the accounts of the participants on the basis of the individual participant's compensation relative to the total compensation of all participants in the Bancshares ESOP. Bancshares ESOP participants obtain vested interests in the employee stock and cash allocated to their accounts beginning with the third year of participation at the rate of 20%; thereafter, vesting increases by 20% for every additional year of participation such that 100% vesting occurs at year
7. Vesting credit is given only for credited services with the employer after January 1, 1989. If a Bancshares ESOP participant terminates service due to death, disability, or retirement (at age 65, or age 55 with 7 years of service), he or she will become 100% vested in his or her account and will be entitled to a distribution of benefits no later than the end of the year following the year of his or her termination. If participation in the Bancshares ESOP terminates for any other reason, a participant is entitled to distribution of his or her vested account starting no later than the end of the year following the five-year period from the date of termination. A terminating participant may choose to have his or her account distributed in stock or cash. The stock is subject to (i) a put option which gives the participant the right, for a limited time, to have Bancshares repurchase the stock and (ii) a right of first refusal which gives Bancshares the right to match any offer made by a third party. The Bancshares ESOP was initially funded by Bancshares on December 29, 1989, with 3,333 Bancshares common shares having an estimated fair market value of $100,000. An additional 3,000 common shares having an estimated fair market value of $98,250 were added in 1990. No contribution was made to the Bancshares ESOP in 1991. However, pursuant to the 25% stock dividend paid May 1, 1991, 1,583 common shares were added in 1991. An additional 3,000 common shares having an estimated fair market value of $101,590 were added in 1992. Pursuant to the 2-for-1 stock split paid April 15, 1993, 10,916 common shares were added in 1993. No contribution was made to the Bancshares ESOP in 1994. An additional 7,000 common shares having an estimated fair market value of $250,000 were added in 1995. Pursuant to the 3-for 2 stock split paid January 12, 1996, 14,416 common shares were added in 1996 in addition to 5,724 common shares having an estimated fair market value of $172,000.

      The executive officers named in the Summary Compensation Table on page 7 of the Proxy Statement will receive Bancshares ESOP contributions with respect to 1996 in approximately the following amounts: Marty E. Adams, $1,900;
Frank J. Koch, $1,900, and William L. White III, $1,300.

      BANCSHARES PENSION PLAN. Since January 1, 1994, the Bancshares Pension Plan has covered all full-time employees of Bancshares and its subsidiaries who completed 1,000 hours of service within a calendar. No owners, directors, or executive officers of Bancshares were covered by the Bancshares Pension Plan prior to January 1, 1994. The years of service used to determine pension amounts ("credited service") are generally limited to an employee's service while a Plan participant.

      The Bancshares Pension Plan provides for normal retirement at age 65, and early retirement at age 55 for employees with 10 years of corporate service ("vesting service"). Retirement benefits for normal retirement are 1.1% of the employee's average earnings (the highest average over the 5 consecutive calendar years during his or her last 10 calendar years with Bancshares) times his years of credited service up to 35 years. Earnings are defined as current W-2 earnings. Employees who terminate employment after 5 years of service have a vested right to receive an unreduced normal retirement pension beginning at age 65, or a reduced early retirement pension beginning at age 55.

      The Firestone Bank Employees Retirement Plan and the New Waterford Bank Pension Plan were merged into the Bancshares Pension Plan on January 1, 1995. Benefits which accrued to Firestone Bank or New Waterford Bank participants prior to the plan merger -- reflecting service with those banks prior to the merger -- have been grandfathered; this may result in benefits higher than shown in the table below for individuals with Firestone or New Waterford service.

      The following table shows annual pension benefits payable upon retirement at age 65 for various compensation and years-of-service classifications, assuming election of a retirement benefit payable as a straight life annuity with retirement on January 1, 1997. The Plan bases annual pension benefits on a participant's 5-year average pay (with 5-year averages calculated on the assumption that each participant's pay increased 4% annually) and years of service. The 1996 Compensation for this purpose is the same as the total of salary and bonus as disclosed in the Summary Compensation Table, but not more than $150,000 (the 1996 limit imposed by Section 401(a)(17) of the Internal Revenue Code). See footnote (1) to the Table. Annual benefits payable are not subject to any deduction for Social Security or other offset amounts.


                                                    PENSION PLAN TABLE

    1996              --------------------------Years of Service-------------------------------------
Compensation (1)(2)       15              20                25               30                 35

    $125,000           $ 19,098        $ 25,464          $ 31,831         $ 38,197           $ 44,563
     150,000             22,918          30,557            38,197           45,836             53,475
     175,000             26,738          35,650            44,563           53,475             62,388
     200,000             30,557          40,743            50,929           61,115             71,300
     225,000             34,377          45,836            57,295           68,754             80,213

     250,000             38,197          50,929            63,661           76,393             89,125
     300,000             45,836          61,115            76,393           91,672            106,951
     350,000             53,475          71,300            89,125          106,951            124,776
     400,000             61,115          81,486           101,858          122,229            142,601
     450,000             68,754          91,672           114,590          137,508            160,426
     500,000             76,393         101,858           127,322          152,787            178,251

(1) Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be used to determine benefit amounts under pension plans such as the Bancshares Pension Plan. This limit was $150,000 for 1996, and will be $160,000 in 1997. The benefit amounts shown in the table have been calculated without regard to this limit, since it is subject to future adjustments.

(2) Marty E. Adams, Frank J. Koch, and William L. White III each had three years of credited service under the Bancshares Pension Plan as of January
     1, 1997. They were, however, fully vested in their accrued benefits as of that date.

      STOCK OPTION PLAN. In 1995, the shareholders approved the Stock Option
Plan, which provides for the issuance of non-qualified stock options ("Options") and stock appreciation rights ("SARs") to officers of Bancshares and its subsidiaries. The exercise price for the Options and SARs may not be less than 100% of the fair market value of Bancshares common shares on the date of the grant. The fair market value of a common share shall be the closing bid quotation as reported on the NASDAQ National Market System on the grant date.
The Stock Option Plan provides that SARs will be exercised automatically upon the exercise of the Options granted in connection therewith. Options and SARs shall vest three years from the date of the grant and shall be for a term determined by the committee which administers the Stock Option Plan; provided, however, that in no event shall the term be longer than ten years from the date of grant. Notwithstanding the foregoing, in the event of a "Control Share
Acquisition" as defined in Bancshares' Fourth Amended Articles of Incorporation or a sale of all or substantially all of the assets of Bancshares and its subsidiaries, all Options and SARs shall become immediately exercisable. In the aggregate, 450,000 options on Bancshares common shares and 675,000 SARs are issuable in connection with the Stock Option Plan. As of February 1, 1997, there were 121,771 Bancshares common shares covered by outstanding Options and SARs held by 63 persons which are exercisable at $29 per common share beginning January 1, 1999.

      Information is set forth below with respect to the grants of Options and tandem SARs under the Stock Option Plan to the officers named in the Summary Compensation Table during the year ended December 31, 1996. The Stock Option Plan is administered by the Bancshares Personnel and Compensation Committee of the Board of Directors, which determines the officers of Bancshares and its subsidiaries to whom Options and SARs are granted. In the event of a change in control of Bancshares, as defined in the Stock Option Plan, all of the Option and SAR grants shown below would become immediately exercisable.

                            OPTION/SAR GRANTS IN 1996

                                           Percent of
                          Number of          Total
                         Securities        Options/SARs
                         Underlying        Granted to
Name and                 Option/SARs        Employees          Exercise of                     Grant Date
Principal                 Granted           in Fiscal           Base Price      Expiration       Present
Position                    (#)             Year (%)             ($/Sh)             Date       Value ($) (1)
------------------    ----------------   --------------        ----------      ------------    -------------

Marty E. Adams,
President and
Chief Executive
Officer of
Bancshares and
Citizens                  1,848 (2)             16.6              29            01/01/06          12,123

Frank J. Koch,
Executive Vice
President of
Citizens                    896 (2)              8.1              29            01/01/06           5,878

William L. White III,
Senior Vice
President and
Chief Financial
Officer of
Citizens                    445 (2)              4.0              29            01/01/06           2,919

----------

(1) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictable assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Bancshares' stock price or of placing an accurate present value on options to purchase this stock.


In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of Bancshares' stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers.

In determining the grant date present value under the Black-Scholes model, the following underlying assumptions were used:

        Exercise Price                                              $29.00
        Riskless Rate of Return                                       5.57%  (a)
        Volatility Measure                                           16.44%  (b)
        Duration (in Years)                                              9
        Stock Price                                                 $29.00   (c)
        Dividend Yield                                                3.00%

        Black-Scholes Value of Each Option                         $  6.56

        ----------

        (a) 10-year continuously compounded treasury yield as of January 1, 1996, the date of grant.

        (b) The volatility was calculated on a natural logarithmic basis of Bancshares' stock price for each month-end in the 32-month period preceding the date of grant.

        (c)  Stock price at date of grant.

(2)  Options and SARs become exercisable January 1, 1999

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                                                                       Number of
                                                                      Securities              Value of
                                                                      Underlying            Unexercised
                                                                       Unexercised          In-the-Money
                                                                      Options/SARs          Options/SARs
     Name and                                                         at FY-End (#)         at FY-End ($)
     Principal            Shares Acquired            Value
     Position             on Exercise (#)          Realized ($)       Unexercisable         Unexercisable
     --------             ---------------          ------------       -------------         -------------

Marty E. Adams,
President and
Chief Executive
Officer of
Bancshares and
Citizens                         0                     0                 76,848                776,604

Frank J. Koch,
Executive Vice
President of
Citizens                         0                     0                 13,646                134,496

William L. White III,
Senior Vice
President and
Chief Financial
Officer of
Citizens                         0                     0                  5,170                50,322


                                PERFORMANCE GRAPH

      The following line graph is designed to compare the yearly percentage change in Bancshares' cumulative total shareholder return on its common shares during fiscal years 1991 through 1996 with (i) the cumulative total return of the NASDAQ Bank Stocks Index (the "NASDAQ Bank Index") and (ii) the cumulative total return of the S&P 500 Index (the "S&P 500") (assuming reinvestment of dividends).





                                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         CITIZENS BANCSHARES, INC., NASDAQ BANK STOCK INDEX, AND S&P 500





                            1991            1992            1993            1994            1995            1996

CITIZENS BANCSHARES, INC. 100.0000        146.1684        248.8089        292.5968        366.1507        424.0547

NASDAQ BANK STOCK INDEX   100.0000        145.5510        165.9890        165.3050        246.3190        325.6000

S&P 500                   100.0000        107.6700        118.1690        119.7810        164.8450        203.2430


Return based on $100 invested on December 31, 1991, and the reinvestment of dividends


      The financial information upon which the NASDAQ Bank Index and the S&P 500 are based has been compiled from information issued by the companies themselves or other secondary sources. Although these sources are considered to be reliable, management makes no representations or warranties with respect to the accuracy or completeness of this analysis or the underlying data, and specifically disclaims any implied warranties of merchantability or fitness for any particular purpose. This analysis does not purport to be a complete analysis nor does it constitute an offer or recommendation to buy or sell any securities.

                             SECTION 16 LATE FILINGS

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Bancshares pursuant to Rule 16a-3(e) during 1996 and Forms 5 and amendments thereto furnished to Bancshares during 1996, the following reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, were not filed on a timely basis: a Form 4 filing for each of the following reporting persons: Mr. Thomas G. Leek (with respect to the acquisition of common shares), Mr. Fred H. Johnson III (with respect to the acquisition of common shares), Mr. Keith D. Burgett (with respect to the acquisition of common shares).


                         INFORMATION REGARDING AUDITORS

      Crowe, Chizek and Company LLP, Certified Public Accountants, were engaged on June 20, 1989, as independent auditors, by the Board of Directors of Bancshares, effective for the year ended December 31, 1989, and have continued in that capacity for the year ended December 31, 1996. Their engagement was based upon the recommendation of Citizens' Audit Committee.

      Pursuant to the recommendation of the Citizens Audit Committee, the Board of Directors has retained Crowe, Chizek and Company LLP as independent auditors of Bancshares' consolidated financial statements for the year ending December 31, 1997. A representative of Crowe, Chizek and Company LLP will be at the Meeting of the shareholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


                SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

      The 1998 Annual Meeting of Shareholders is expected to be held on or about March 26, 1998. Any shareholder who is the record or beneficial owner of at least 1% or $1,000 in market value of Bancshares common shares entitled to vote at the 1998 Annual Meeting of Shareholders and who has held such shares for at least one year may present a proposal at the 1998 Annual Meeting. Any shareholder who intends to present a proposal at the 1998 Annual Meeting and who wishes to have the proposal included in the Bancshares Proxy Statement and form of proxy for that meeting must deliver the proposal to Bancshares no later than October 29, 1997.


                                  MISCELLANEOUS

      The accompanying proxy is solicited by the Board of Directors of Bancshares and will be voted in accordance with the instruction thereon if it is returned duly executed and is not revoked. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to Bancshares in writing or in the open meeting.

      Bancshares will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. In addition to using the mails, directors, officers, and other employees of Bancshares acting on its behalf, may also solicit proxies. Proxies may be solicited personally, by telephone, or by telegram.

      The record date for determination of shareholders entitled to vote at the 1997 Annual Meeting is February 1, 1997. On that date, the outstanding voting securities of Bancshares were 5,897,540 common shares, without par value, which does not include 2,250 treasury shares. Each share has one vote.

      Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of Bancshares, not less than 48 hours before the time fixed for holding the Meeting, that the shareholder desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 1 of this Proxy Statement, if the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the vote represented by the proxies they receive and distribute such votes in accordance with their best judgment.


                                  OTHER MATTERS

      The Board of Directors does not know of any matters, other than the election of directors, which will come before the Meeting. In case any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.


                                         By Order of the Board of Directors,

                                         Marty E. Adams, President & Chief
                                         Executive Officer
                                         Citizens Bancshares, Inc.


February 14, 1997


                                                  CITIZENS BANCSHARES, INC.
                                                            PROXY

                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITIZENS BANCSHARES, INC.

 The undersigned hereby appoints Marty E. Adams and James C. McBane, and each of them, the proxies of the undersigned, with full power of substitution to vote all Common Shares of Citizens Bancshares, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Citizens Bancshares, Inc., to be held March 27, 1997, and at any and all adjournments thereof, as specified below:

   1. ELECTION OF DIRECTORS:   Fred H. Johnson         _______ FOR _______ WITHHOLD

                               Gerard P. Mastroianni   _______ FOR _______ WITHHOLD

                               James C. McBane         _______ FOR _______ WITHHOLD


   2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.








IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES
FOR DIRECTOR.

                                                                                DATE:___________________________________, 1997

                                                                                ______________________________________________
                                                                                                  Signature
                                                                                ______________________________________________
                                                                                        Signature, if jointly held
                                                                                ______________________________________________
                                                                                           Print your name(s) here

                                                                                NOTE: THE  SIGNATURE(S)  ON THIS PROXY SHOULD
                                                                                CORRESPOND  WITH THE  NAME(S)  IN WHICH  YOUR
                                                                                STOCK IS REGISTERED. WHEN STOCK IS REGISTERED
                                                                                JOINTLY IN THE NAMES OF TWO OR MORE  PERSONS,
                                                                                ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY,
                                                                                EXECUTOR,    ADMINISTRATOR,    TRUSTEE,    OR
                                                                                GUARDIAN,  PLEASE  GIVE  YOUR  FULL  TITLE AS
                                                                                SUCH. A PROXY GIVEN BY A  CORPORATION  SHOULD
                                                                                BE  SIGNED  IN  THE  CORPORATE  NAME  BY  THE
                                                                                CHAIRMAN  OF  ITS  BOARD  OF  DIRECTORS,  ITS
                                                                                PRESIDENT,  VICE  PRESIDENT,   SECRETARY,  OR
                                                                                TREASURER.

                  Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.
